Exhibit 99.1

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Waccamaw Bankshares, Inc. Announces
2005 Earnings in Excess of $3 Million

January 20, 2006

Whiteville, NC - Waccamaw Bankshares (NASDAQ: WBNK), the parent company of Waccamaw Bank, announced unaudited net income for the year ending December 31, 2005 of $3,035,373. Earnings per share during the most recent twelve month period were $.67 compared to earnings per share of $.54 for the prior year.  The Company reported strong asset growth as a result of increased earning asset levels in its existing bank franchise while opening two additional offices during the year.  During 2005, offices in Southport and Elizabethtown, North Carolina began operations and a definitive merger agreement whereby Waccamaw will acquire the Bank of Heath Springs, South Carolina was announced on December 19.

Waccamaw Bankshares reported total assets on December 31, 2005 of $322,792,000 reflecting a 25% increase over the prior year figure. Total net loans increased by 23% during the year while total deposits increased 34.5% to $271,035,000.

Net income for the three month period ending December 31, 2005 was $907,163, an increase of 40% over the same period in 2004.  This was equal to earnings per share (EPS) of $.20 versus $.14 per share for the same period last year.

Jim Graham, President and CEO of Waccamaw Bankshares, said, “We are extremely pleased to report that our company has exceeded the $3,000,000 net income threshold while absorbing the costs of franchise expansion.  We are excited about the opportunities for even stronger results as a result of our expansion in Southport and Elizabethtown during the past year. Also, our recent announcement regarding the acquisition of the Bank of Heath Springs in South Carolina broadens our opportunities for the future as we continue to build our strong community bank.  Additionally, our employees are to be commended for their dedication and loyalty to our bank and customers.  Without their teamwork and support, these earnings simply could not be achieved.  I am very appreciative of their hard work.”

Alan W. Thompson, Chairman of Waccamaw Bankshares, Inc., commented, “Waccamaw Bank continues to achieve success in fulfilling the vision created by shareholders some years ago when our company was formed.  We are proud of the service level that we provide and the financial results delivered to our shareholders as our company continues its expansion in four counties of Southeastern North Carolina and look forward to entering markets in South Carolina as a result of our recently announced acquisition.”

Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, is a state charted bank operating eight offices in Whiteville, Wilmington, Shallotte, Holden Beach, Chadbourn, Tabor City, Southport and Elizabethtown, North Carolina.  In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary.  Common stock of Waccamaw Bankshares is listed on the NASDAQ small capital market and trades under the symbol WBNK.  Additional corporate information, product descriptions, and online services can be located on the Bank’s website at www.waccamawbank.com.

Information in the press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.’s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

For more information contact:
Jim Graham
(910) 641-0044